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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


Date of report (Date of earliest event reported) 11/21/96



                         WellPoint Health Networks Inc.
               (Exact Name of Registrant as Specified in Charter)



      California                        1-14340                 95-3760980
(State or Other Jurisdiction          (Commission              (IRS Employer
   of Incorporation)                  File Number)           Identification No.)


  21555 Oxnard Street, Woodland Hills, California                   91367
(Address of Principal Executive Offices)                          (Zip Code)


Registrant's telephone number, including area code (818) 703-4000


                                 Not applicable
          (Former Name or Former Address, if Changed Since Last Report)
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ITEM 5.           OTHER EVENTS.


A.       Subordinated Term Loan Agreement.

         On November 21, 1996, WellPoint Health Networks Inc., a California corporation (the "Company"), entered into a Subordinated Term Loan Agreement dated as of such date (the "Subordinated Credit Agreement"), with Bank of America National Trust & Savings Association. The Subordinated Credit Agreement provides for an unsecured facility in the aggregate amount of $200 million. Borrowings under the Subordinated Credit Agreement will bear interest at rates determined by reference to the Bank of America base rate, or to the London Interbank Offered Rate ("LIBOR") plus a margin determined by reference to the Company's leverage ratio or the then-current rating of the Company's unsecured long-term debt by specified rating agencies. The applicable margin will increase with respect to any borrowings outstanding as of July 1, 1997. Subject to the satisfaction of certain conditions, the Company will be able to make borrowings under the Subordinated Credit Agreement between December 16, 1996 and February 15, 1997. Quarterly amortization payments will be due beginning March 31, 1998, and all outstanding borrowings under the Subordinated Credit Agreement will become due on December 31, 1998.

         The Subordinated Credit Agreement requires that the Company comply with certain minimum net worth, leverage ratio and fixed charge coverage ratio requirements and contains certain other customary covenants and restrictions, including restrictions on the incurrence of additional indebtedness and the granting of certain liens, limitations on acquisitions and investments and limitations on changes on control. Borrowings under the Subordinated Credit Agreement will be subordinated to the Company's obligation to maintain the required minimum tangible net equity by the California Department of Corporations. The Subordinated Credit Agreement requires that the net proceeds of certain sales of capital stock or subordinated debt issued by the Company be used to repay outstanding amounts under the Subordinated Credit Agreement.

         A copy of the Subordinated Credit Agreement is being filed as an exhibit to this Current Report on Form 8-K and the description of the terms of such Subordinated Credit Agreement contained herein is qualified by reference to the Subordinated Credit Agreement and to the discussion contained in the Company's Quarterly Report on Form 10-Q for the period ended September 30, 1996 (section entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources").

B.       Settlement of Shareholder Derivative Litigation.

         At a status conference held on November 26, 1996, the Superior Court of the State of California for Los Angeles County approved the final settlement (the "Settlement") of four substantially identical actions that had been filed against the Company, certain of the Company's officers and directors and Blue Cross of California in March and April of 1995. The complaints in

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Gollomp and Gober, et al. v. Schaeffer, Williams, Rich, Weinberg, et al.;
Greenberg, et al. v. Schaeffer, Williams, Rich, Weinberg, et al.; Freed, et al.
v. Schaeffer, Williams, Rich, Weinberg, et al.; and Kaiser v. WellPoint Health Networks Inc., Blue Cross of California et al., alleged that the defendants breached fiduciary duties to the Company's public stockholders by, among other things, pursuing a business combination with Health Systems International and purportedly rejecting certain other proposals due consideration. The terms of the Settlement have been previously described in greater detail in the Company's Current Report on Form 8-K dated on October 9, 1996.

C.       Completion of Equity Offering.

         On November 27, 1996, the public offering of 14,950,000 shares of the Company's Common Stock held by the California HealthCare Foundation was completed.

         Attached to this Current Report on Form 8-K as pages A-1 through A-19 is a general description of the business operations of the Company and its subsidiaries as of September 30, 1996.

ITEM 7.           FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
                  EXHIBITS.

         (c)      Exhibits

         Exhibit No.         Description

         99.1 Subordinated Term Loan Agreement dated as of November 21, 1996 by and between the Company and Bank of America National Trust & Savings Association.

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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   December 11, 1996


                                      WELLPOINT HEALTH NETWORKS INC.



                                      By:      /s/ THOMAS C. GEISER
                                            ---------------------------------
                                      Name:    Thomas C. Geiser
                                      Title:   Executive Vice President


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                                    BUSINESS

GENERAL

    WellPoint Health Networks Inc. (the "Company" or "WellPoint") is one of the nation's largest publicly traded managed health care companies with approximately 4.4 million medical members, 12.2 million pharmacy members and 1.5 million dental members as of September 30, 1996. The Company offers a diversified mix of managed care products, including health maintenance organizations ("HMOs",) preferred provider organizations ("PPOs") and point-of-service ("POS") and other hybrid plans. The Company's managed care plans incorporate a full range of financial incentives and cost controls for both members and providers. The Company also provides a broad array of specialty managed care products, including pharmacy, dental, life, workers' compensation, preventive care, disability, behavioral health, COBRA and flexible benefits account administration. In addition, the Company offers managed care services for self-funded employers, including underwriting, actuarial services, network access, medical cost management, claims processing and administrative services. WellPoint's diversified mix of products and services has been developed to meet the needs of a broad range of individuals, employer groups and their employees. The Company offers a continuum of managed health care plans while providing incentives to members to select more intensively managed plans. Such plans are typically offered at a lower cost to members in exchange for additional cost-control measures, such as limited flexibility in choosing non-network providers. The Company believes that it is better able to predict and control its health care costs as its members select more intensively managed health care plans.

    The Company's operations, with the exception of specialty products, are organized into two internal business units with a geographic focus. The Company markets its products in California under the name Blue Cross of California and outside of California under the name UNICARE. The Company's primary market for managed care products is California. The Company holds the exclusive right in California to market its products under the Blue Cross name and mark. The Company is diversified in its California customer base, with extensive membership among small employer groups, individuals and large employer groups, and a growing presence in the Medicare and Medicaid markets.

    Over the past decade, the Company has transitioned substantially all of its California indemnity health insurance customers to managed care products. An element of the Company's geographic expansion strategy is to replicate its experience in California in motivating traditional indemnity members to transition to the Company's managed care products. The Company's acquisition strategy focuses on large employer group plans that offer indemnity and other health insurance products that are less intensively managed than the Company's current products. In addition, the Company focuses on acquiring businesses that provide significant concentrations of members in strategic locations outside of California. The Company believes that such acquisitions will provide its UNICARE operations with sufficient scale to begin development of proprietary provider network systems in key geographic areas. The Company intends to use these new networks to introduce individual, small group and senior products in these markets. With the acquisition in March 1996 of the Life & Health Benefits Management division of Massachusetts Mutual Life Insurance Company (the "MMHD

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Acquisition") and the pending acquisition of the GBO Operations (discussed in the following section), the Company will have significantly expanded its operations outside of California.

    The Company is also exploring opportunities to work with other Blue Cross/Blue Shield entities. The Company currently provides pharmacy benefits management services to other Blue Cross/Blue Shield entities and intends to market additional specialty products to and to pursue other relationships with Blue Cross/Blue Shield plans in the future.

RECENT DEVELOPMENT -- PENDING ACQUISITION OF THE GBO OPERATIONS

    On October 10, 1996, the Company signed a definitive agreement to purchase certain portions of the group benefit operations (the "GBO Operations") of John Hancock Mutual Life Insurance Company ("John Hancock"). The purchase price for the acquisition is $86.7 million, subject to adjustment upon completion of a post-closing audit. The closing of the acquisition, which is subject to a number of conditions including regulatory approvals, is expected to occur in January 1997.

    As of September 30, 1996, the GBO Operations provided benefits to approximately 1.4 million medical members, a majority of which are in health plans that are self-funded by employers. The GBO Operations offer managed indemnity and PPO plans, and also provide life, dental and disability coverage to a variety of employer groups. The GBO Operations focus on the largest employer groups, the so-called "jumbo" accounts with greater than 3,000 employees. Approximately two-thirds of the GBO members are located in California, Texas, Georgia, the Mid-Atlantic/Washington, D.C. area, Massachusetts, the New York/Tri-State area, Ohio, Illinois and Michigan. The pending acquisition of the GBO Operations also includes Cost Care, Inc. ("CCI"), a wholly owned subsidiary of John Hancock, which provides utilization review services.

MANAGED HEALTH CARE INDUSTRY OVERVIEW

    An increasing focus on costs has spurred the growth of HMO, PPO, POS and other forms of managed care plans as alternatives to traditional indemnity health insurance. Typically, HMO and PPO, as well as hybrid plans (such as POS plans), develop networks of health care providers by entering into contracts with hospitals, physicians and other providers to deliver health care at favorable rates that incorporate health care utilization management, network credentialing, quality assurance and other cost control measures. HMO, PPO and POS members generally are charged periodic, prepaid premiums, and co-payments or deductibles. PPOs, POS plans and a number of HMOs allow out-of-network usage, typically at substantially higher out-of-pocket costs to members. HMO members generally select one primary care physician from a network who is responsible for coordinating health care services for the member, while PPOs generally allow members to select physicians from a network of providers. Hybrid plans, such as POS plans, typically involve the selection of primary care physicians similar to HMOs, but allow members to choose non-network providers at higher out-of-pocket costs, similar to PPOs.

    The California Market. California is the nation's most populous state. The desire of employers for a range of health care choices that promote effective cost controls and quality care has led to

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substantial market acceptance of managed health care in California. Although the total penetration of managed health care companies in California is higher than the national average, the Company believes that the large number of people in California that have no health insurance or are covered by traditional indemnity health insurance presents growth opportunities in both the individual and small employer group market and the large employer group market.

    While the Company is a market leader in offering managed health care plans to individuals and small employer groups in California, the Company has experienced increased competition in this market over the last several years. However, the Company believes that there will continue to be opportunities for growth in its small group membership because small employers are the primary source of job growth in California. WellPoint's large group business, which historically lagged the performance of its small group and individual business, has experienced favorable growth since 1994 with the rebound of the California economy and the enhancement of the Company's reputation for customer service and value, especially among established companies.

    Other States. The acceptance of managed health care solutions varies widely outside California. In many states, members are typically offered a spectrum of health care choices which are more focused on traditional indemnity health insurance than in California. Indemnity insurance usually allows members substantial freedom of choice in selecting health care providers but without financial incentives or cost-control measures typical of managed care plans. Health care providers are reimbursed on a retrospective basis and there are few, if any, incentives or measures to control health care costs. Indemnity insurance plans typically require annual deductible obligations of members. Upon satisfaction of the deductible, the member is reimbursed for health care expenses on a full or partial basis of the indicated charges. PPO coverage offered by health plans outside of California is often typified by broad-based, third-party provider networks which do not incorporate the provider selectivity or discounts typical of the Company's proprietary provider networks in California. The Company believes the higher costs generally associated with such third-party PPO networks and traditional indemnity health insurance will continue to cause employers and members to seek out managed health care solutions like those offered by the Company in California.

THE BLUE CROSS OF CALIFORNIA BUSINESS

    Due in part to the MMHD Acquisition, the Company's operations, with the exception of specialty products, are organized into two internal business units with a geographic focus. The Blue Cross of California Business unit contains the Company's California operations.

Marketing and Products

    WellPoint's products are marketed in California under the Blue Cross mark through four major business divisions focusing on specific customer segments:
Group Services ("GS"), Individual and Small Group Services ("ISG"), Senior Services and Medi-Cal. GS provides products to large employers with 51 or more employees, educational and public entities, federal employee health and benefit programs and national employers; ISG provides products to individual purchasers and small groups and products for state-run programs including high risk and undeserved markets. Senior

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Services provides the Company's Medicare risk products and supplemental coverage for Medicare recipients. The Medi-Cal division provides products for Medicaid recipients. Each business unit is responsible for enrolling, underwriting and servicing its respective customers. Sales representatives are generally assigned to a specific geographic region of California to allow WellPoint to tailor its marketing efforts to the particular health care needs of each regional market. Each business unit also uses advertising, public relations, promotion and marketing research to support its efforts. Consistent with the Company's focus on providing a continuum of products, the Company believes that having distinct units segmented by employer size and geographic region better enables it to develop plans and services to meet the needs of specific markets. The GS sales staff markets WellPoint's managed health care plans to large employers in California by working with a broker or consultant to develop a package of managed health care benefits specifically tailored to meet the employer's needs. ISG markets WellPoint's managed health care plans in California primarily through 29 sales managers in both Comprehensive Integrated Marketing Services, Inc. ("CIMS"), a wholly owned subsidiary of the Company, and ISG's sales department, who oversee approximately 20,000 independent brokers.

    HMO Plans. The Company offers a variety of products to the members of its California HMO, CaliforniaCare. CaliforniaCare members are generally charged periodic, prepaid premiums that do not vary based on the amount of services rendered, as well as modest copayments (small per-visit charges). Members choose a primary care physician from the HMO network who is responsible for coordinating health care services for the member. Certain plans permit members to receive health care services from providers that are not a part of WellPoint's HMO network at a substantial out-of-pocket cost to members which includes a deductible and higher copayment obligations. To enhance the marketability of its plans, in 1996 the Company introduced its CaliforniaCare Saver HMO product, which introduces deductible obligations for certain hospital and outpatient benefits.

    PPO Plans. The Company's PPO products are designed to address the specific needs of different customer segments. The Company's PPO plans require periodic, prepaid premiums and have copayment obligations for services rendered by network providers that are often similar to the copayment obligations of its HMO plans. Unlike WellPoint's HMO plans, members are not required to select a physician who is responsible for coordinating their care and may be subject to annual deductible requirements. PPO members have the option to receive health care services from providers that are not a part of the network, typically at substantially higher out-of-pocket costs to members. To improve the attractiveness of its PPO plans to small groups and individual buyers, in 1996 the Company introduced its Prudent Buyer Co-Pay product, which replaces annual deductible obligations with HMO-like co-payments while maintaining the member choice typical of PPO plans.

    Senior Plans. WellPoint offers numerous Medicare supplemental plans, which typically pay the difference between health care costs incurred and amounts paid by Medicare, using existing PPO and HMO provider networks. One such product is Medicare Select, a PPO-based product that offers supplemental Medicare coverage. WellPoint also offers Medicare Select II, a hybrid product which allows seniors over the age of 65 to maintain their full Medicare benefits for any out-of-network benefits while enrolled in a supplemental plan that allows them to choose their own physician with a nominal copayment. As of September 30, 1996, the Medicare supplemental plans served approximately 165,000 members. WellPoint also offers Senior CaliforniaCare, an HMO plan

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operating in a defined geographic area, under a Medicare risk contract with the
Health Care Financing Administration ("HCFA"). This contract entitles WellPoint to a fixed per-member premium and is subject to adjustment annually by HCFA based on certain demographic information relating to the Medicare population and the cost of providing health care in a particular geographic area. In addition to physician care, hospitalization and other benefits covered by Medicare, the benefits under this plan include prescription drugs, routine physical exams, hearing tests, immunizations, eye examinations, counseling and health education services.

    Medicaid Plans. The California Department of Health Services ("DHS") administers Medi-Cal, California's Medicaid program. WellPoint has been awarded contracts to administer Medi-Cal managed care programs in several California counties. Under these programs, WellPoint provides health care coverage to Medi-Cal program members and DHS pays WellPoint a fixed payment per member per month. As of September 30, 1996, more than 50,800 members were enrolled in WellPoint's managed care programs in Sacramento, Orange, Riverside and San Bernardino counties. DHS has also awarded Medi-Cal managed care contracts to WellPoint in San Francisco, Alameda, Santa Clara, Fresno and Kern counties. Enrollment in Alameda and San Francisco counties commenced in the third quarter of 1996. WellPoint has also been approved for plan partnership with the Local Initiative Health Authority for Los Angeles County.

Managed Health Care Networks and Provider Relations

    WellPoint's extensive managed health care provider networks enable it to offer a comprehensive array of managed health care plans throughout California. These networks include its HMO, PPO, POS and specialty managed care networks. In establishing these networks, WellPoint enters into contracts with qualified providers in each geographic area to serve its members. These provider relationships are monitored regularly in order to control the cost of health care while providing access to quality providers. As a result of this network monitoring process as well as member and provider financial incentives, WellPoint reduces or eliminates the need to use out-of-network providers that are not subject to WellPoint's cost and performance controls.

    WellPoint uses its large California membership to negotiate provider contracts at favorable rates that require utilization management and other cost-control measures. Pursuant to these contracts, providers are paid either a specific monthly amount (known as a capitation payment) or on the basis of a fixed fee schedule. In selecting providers for its networks, WellPoint uses its credentialing programs to evaluate the applicant's professional qualifications and experience, including license status, malpractice claims history and hospital affiliations. In addition, the applicant's ability to satisfy expected enrollment demands is evaluated. Providers in WellPoint's California networks are periodically audited for the appropriateness and quality of medical treatment.

    The following is a more detailed description of the principal features of WellPoint's California HMO and PPO networks.

    HMO Network. Membership in WellPoint's HMO plan, CaliforniaCare, has grown to approximately 981,000 members as of September 30, 1996 from 123,000 members as of December

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31, 1987. As of September 30, 1996, the HMO network included approximately
24,500 primary care and specialist physicians and approximately 410 hospitals throughout California. The physician network of participating medical groups ("PMGs") is comprised of both multi-specialty medical group practices and individual practice associations.

    WellPoint's HMO network has contracts with hospitals, physicians and other health care providers for reduced rates. Substantially all physicians in the HMO network are reimbursed on a capitated basis and have financial incentives to control health care costs. These arrangements specify fixed payments to providers and may result in a marginally higher medical loss ratio than a non-capitated arrangement, but significantly reduce risk to WellPoint. Generally, HMO network hospital provider contracts are on a nonexclusive basis and provide for a per diem (fixed fee schedule where the daily rate is based on the type of service), which is substantially below the hospitals' standard billing rates.

    Contractual arrangements with PMGs typically include provisions under which WellPoint provides limited stop-loss protection. If the PMG's actual charges for medical services provided to a member exceed an agreed-upon threshold amount, WellPoint will pay the group a portion of the excess amount. Provider rates are generally negotiated annually with PMGs and hospitals. To encourage PMGs to contain costs for claims for non-capitated services such as inpatient hospital, outpatient surgery, hemodialysis, emergency room, skilled nursing facility, ambulance, home health and alternative birthing center services, WellPoint's PMG agreements provide for a settlement payment to the PMG based upon the PMG's effective utilization of such non-capitated services and compliance with quality criteria. Amounts that remain in the pool after payment of such claims are shared between WellPoint and the PMGs.

    PPO Network. The PPO network, WellPoint's largest network, included approximately 40,200 physicians and 420 hospitals throughout California as of September 30, 1996. There were approximately 2.3 million members (including administrative services members) enrolled in WellPoint's California PPO health care plans as of such date, approximately 50% of whom were individuals or employees of small groups.

    The cost control methods used by WellPoint for its PPO plans are substantially similar to those WellPoint uses for its HMO plans. WellPoint endeavors to manage and control costs for its PPO plans by negotiating favorable arrangements with physicians, hospitals and other providers, which include utilization management and other cost control measures. In addition, WellPoint controls costs through pricing and product design decisions intended to influence the behavior of both providers and members.

    Like WellPoint's HMO plans, WellPoint's PPO plans provide for the delivery of specified health care services to members by contracting with physicians, hospitals and other providers. PPO network hospital provider contracts are on a nonexclusive basis and are generally paid per diems that provide for rates that are substantially below the hospitals' standard billing rates. Physician provider contracts are also on a nonexclusive basis and specify fixed fee schedules that are significantly below standard billing rates. WellPoint is able to obtain prices for hospitals and physician services significantly below standard billing rates because of the volume of business it offers to health care providers that are part

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of its network. Provider rates are generally negotiated on an annual or multi-year basis with hospitals. In 1996, the Company concluded an extensive recontracting process with hospitals in its provider network, whereby certain hospitals that demonstrated designated quality and other criteria were given a preferred status in exchange for, among other things, lower negotiated rates. Provider rates for physicians in the Company's PPO network are set from time to time by the Company. When considering whether to contract with a provider for its PPO network, WellPoint conducts a credentialing program to evaluate the applicant's professional experience, including licensure and malpractice claims history, hospital affiliations and ability to satisfy anticipated enrollment demands. Providers in WellPoint's PPO networks (as well as in its HMO networks) are regularly audited for the appropriateness and quality of medical treatment.

    Utilization Management. WellPoint also manages health care costs in its provider networks by adopting utilization management systems and guidelines that are intended to reduce unnecessary procedures, admissions and other medical costs. The utilization management systems seek to ensure that medical services provided are based on medical necessity and that all final decisions are made by physicians. In its HMO, WellPoint permits PMGs to oversee case utilization management for their particular medical group under these guidelines. Currently, substantially all of the PMGs in WellPoint's HMO network have established committees to oversee utilization management. The medical group must approve in advance non-emergency hospital admissions and, after a patient is admitted, the PMG monitors the patient's length of stay to ensure that it is not longer than is medically appropriate. The PMG also monitors the amount and types of services it provides to HMO members. For its PPO network, WellPoint uses treatment guidelines, requires pre-admission approvals of hospital stays and concurrent review of all admissions and retrospectively reviews physician practice patterns. Utilization management also includes an outpatient program, with pre-authorization and retrospective review, ongoing supervision of inpatient and outpatient care of members, case management and discharge planning capacity. Review of practice patterns may result in modifications and refinements to the PPO plan offerings, treatment guidelines and network contractual arrangements.

    In addition, WellPoint manages health care costs by reviewing monthly cost and utilization trends within its provider networks. Cases are reviewed in the aggregate to identify a high volume of a particular type of service to determine whether costs for these treatments can be more effectively managed. In addition, the highest cost services are identified to determine if costs in the aggregate can be reduced by using new, cost-effective technologies or by creating additional networks, such as networks of ambulatory care centers, to reduce provider costs.

    Underwriting. In establishing premium rates for its health care plans, WellPoint uses underwriting criteria based upon its accumulated actuarial data, with adjustments for factors such as claims experience, member mix and industry differences to evaluate anticipated health care costs. WellPoint's underwriting practices in the individual and small group market are subject to California legislation affecting the individual and small employer group market. See "-- Government Regulation."

    Quality Management. Quality management for the Company's California HMO is overseen by the Company's Quality Management Department and is designed to ensure that necessary care is provided

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by qualified personnel. Quality management encompasses plan level quality performance, physician credentialing, provider and member grievance monitoring and resolution, medical group auditing, monitoring medical group compliance with CaliforniaCare standards for medical records and medical offices, physician peer review and an active quality management committee.

THE UNICARE BUSINESS

    The Company believes that its success in the highly competitive California managed care market is attributable to its broad range of managed care products which target the differing needs of specific market segments. The Company's acquisition strategy has focused on large employer group plans which offer indemnity and other health care products that are less intensively managed than the Company's current products. In addition, the Company focuses on acquiring businesses that provide significant concentrations of members in strategic locations outside of California. As of September 30, 1996, the Company had approximately 1.1 million members enrolled in its UNICARE health plans. Approximately 50% of UNICARE medical membership is concentrated in seven states:
California, New York, Texas, Georgia, Massachusetts, Illinois and Virginia.

Marketing and Products

    WellPoint's products are marketed outside of California under the UNICARE brand name through business units which are organized on a customer-segment basis. The large employer group business acquired in the MMHD Acquisition has a national focus as a result of the multi-state needs of employers in its customer segment. Other business units, such as those focusing on the individual and small employer group, senior and Medicaid markets, have a more regional focus as a result of the more localized nature of customers in this segment. Upon completion of the acquisition of the GBO Operations, UNICARE will gain membership in the "jumbo" account market. Similar to the Company's Blue Cross of California business, each UNICARE business unit is responsible for marketing, enrolling, underwriting and servicing its specific customers.

    Outside of California, the Company offers PPO products that use third-party provider networks as well as traditional fee-for-service products. As WellPoint develops proprietary provider network systems in these geographic areas, the Company intends to offer more intensively managed products to the existing members of acquired businesses and to new individual, small group and senior customers outside of California.

Managed Health Care Networks and Provider Relations

    Due to the recent development of the Company's national operations, the Company's relations with health care providers outside of California are more varied than in California. The Company currently contracts with a number of third-party networks, which generally lack the provider selectivity and discounts typical of the Company's California networks. One of the Company's strategies for the expansion of its UNICARE operations is to build proprietary provider network systems similar to those offered in California, which provide a full continuum of managed-care products to various customer segments. As the Company expands its out-of-state operations, it intends to build or acquire

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such network operations and, over time, to replace or supplement the current third-party network arrangements.

    The Company offers managed health care products and services in Texas through certain subsidiaries, including AHI Healthcare Corporation ("AHI"). A subsidiary of AHI, UNICARE of Texas Health Plans, Inc., also is currently licensed as an HMO in the Houston area. This HMO began marketing operations to large employer groups in October 1996. The Company expects to begin marketing the HMO product in the individual and small group markets in the first quarter of 1997. The Company has developed an HMO network of approximately 3,700 primary care and specialist physicians and 53 hospitals in the Houston area. The Company intends to seek approval to extend this HMO product to the Dallas, Austin, San Antonio, Corpus Christi and Beaumont metropolitan areas. The Company has commenced start-up activities in Georgia and intends to begin building HMO and PPO networks in the greater Atlanta and Savannah areas. The Company currently expects that it will begin commercial marketing operations in Georgia in the second half of 1997. The Company intends to commence start-up operations where it can cost-effectively develop individual and small-group operations in new geographic markets and where it can draw upon its acquired membership as a platform to develop complementary provider network systems.

    As part of the MMHD Acquisition, the Company also acquired majority ownership interests in a start-up HMO, National Capital Health Plan ("NCHP"), and an existing PPO, National Capital Preferred Provider Organization ("NCPPO"). Both entities operate in the greater Washington, D.C. metropolitan area and are joint ventures with local health care providers. The NCPPO network includes approximately 5,100 primary care and specialist physicians and 42 hospitals. WellPoint anticipates that NCHP will commence commercial operations in the second quarter of 1997.

    Utilization Management. For the Company's UNICARE business, utilization management is provided both by UNICARE employees and employees of third-party provider networks. As part of the acquisition of the GBO Operations, the Company will also acquire CCI, which provides utilization review services. The Company expects that over time CCI will become the primary platform for the provision of utilization review services to UNICARE members.

    Underwriting. As with the Company's California operations, the UNICARE underwriting activities use criteria based upon accumulated actuarial data, with adjustments for factors such as claims experience, member mix and industry differences to evaluate anticipated health care costs. Due to the administrative services only component of the Company's national membership, more than 50% of the UNICARE business involves no underwriting risk to the Company. Because UNICARE's members are in every state, the Company's underwriting practices, especially in the individual and small group market, are subject to a variety of legislative and regulatory requirements and restrictions.
See "-- Government Regulation."

SPECIALTY MANAGED HEALTH CARE PLANS

    WellPoint offers a variety of specialty managed health care services. WellPoint believes that these specialty networks and plans complement and facilitate WellPoint's marketing of its HMO, PPO and POS plans and help in attracting employer groups and other members that are increasingly seeking a wider variety of options and services. One of WellPoint's strategies is to expand its specialty managed care business by marketing these plans to the approximately 4.4 million members of its medical plans, as well as using these specialty products to attract new members. WellPoint also markets these specialty products on a stand-alone basis to other health plans.

Pharmacy Products

    WellPoint offers pharmacy services to its California members through its subsidiary WellPoint Pharmacy Plan and offers pharmacy benefit management services nationwide through its wholly owned subsidiary Professional Claims Services, Inc. ("Pro-Serv"). WellPoint Pharmacy Plan and Pro-Serv incorporate features such as drug formularies (a WellPoint-developed listing of preferred, cost-effective drugs), a pharmacy network and maintenance of a prescription drug database and mail order capabilities. Moreover, pharmacy benefit management services provided by WellPoint Pharmacy Plan and Pro-Serv include management of drug utilization through outpatient prescription drug formularies, retrospective review and drug education for physicians, pharmacists and members. As of September 30, 1996, WellPoint Pharmacy Plan and Pro-Serv had more than 12.2 million risk and non-risk members and approximately 44,200 participating pharmacies.

Dental Plans

    WellPoint's dental plans include Dental Net, its California dental HMO, with a provider network of approximately 2,000 dentists reimbursed on a capitated basis, a dental PPO, with a network of approximately 9,000 dentists, and traditional indemnity plans. The dental plans provide primary and specialty dental services, including orthodontic services, and as of September 30, 1996, served approximately 1.5 million dental members.

Life Insurance

    In addition to its managed health care plans, WellPoint provides traditional medical and dental indemnity coverage and administrative services to large group employers that maintain self-funded health plans. The Company also offers primarily term-life insurance to employers, generally in conjunction with the Company's health plans. As of September 30, 1996, the Company had approximately 724,000 life insurance members.

Mental Health Plans

    WellPoint offers a specialized mental health and substance abuse program through the Behavioral Health Access ("BHA") program, which was established in 1990. The plan covers mental health and substance abuse treatment services on both an inpatient and an outpatient basis, through a network of approximately 3,000 contracting providers. In addition, approximately 240 employee assistance and behavioral managed care programs have been implemented for a wide variety of businesses throughout the United States. As of September 30, 1996, there were approximately 472,000 members covered under its mental health plans.

Workers' Compensation

    In 1994, the Company acquired UNICARE Financial Corp. ("UFC"), a workers' compensation business headquarted in Irvine, California. UFC's principal operating subsidiary, UNICARE Insurance Company, underwrites workers' compensation insurance primarily in California. UFC historically focused on insuring large accounts, working with a select group of large property and casualty insurance brokers. In August 1994, the Company introduced "UNICARE Integrated," a new integrated managed care product for workers' compensation and medical benefits. Under UNICARE Integrated, WellPoint has combined its existing HMO and PPO networks with a workers' compensation occupational medical network of physicians and clinics. UNICARE Integrated offers single point-of-service and account management for the employer and affords employees access to existing HMO and PPO networks. WellPoint believes that by integrating managed care and workers' compensation, medical treatment costs and workers' compensation costs can be reduced.

Disability Plans

    As a result of the MMHD Acquisition, the Company now provides long-term and short-term disability coverage. As of September 30, 1996, the Company provided disability coverage to approximately 108,000 persons.

Ancillary Networks

    WellPoint evaluates current and emerging high volume or high cost services to determine whether developing an ancillary service network will yield cost control benefits. In establishing these ancillary service networks, WellPoint seeks to enter into capitation or fixed fee arrangements with providers of these services. WellPoint regularly collects and analyzes industry data on high cost or high volume unmanaged services to identify the need for specialty managed care networks. For example, WellPoint added specialty networks in clinical laboratory and diagnostic imaging in 1993 and has created Centers of Expertise for certain transplant services.

MANAGED CARE SERVICES

    WellPoint provides administrative services to large group employers that maintain self-funded health plans. The Company often has been able to transition these customers into other lines of business by introducing WellPoint's managed care products. WellPoint offers managed care services, including underwriting, actuarial services, medical cost management, claims processing and administrative services for self-funded employers. WellPoint also enables employers with self-funded health plans to access WellPoint's PPO, POS and HMO provider networks and to realize savings through WellPoint's favorable provider arrangements, while allowing employers the ability to design certain health benefit plans in accordance with their own requirements and objectives. As of September 30, 1996, WellPoint serviced self-insured health plans covering approximately 1.2 million medical members, of which approximately 573,100 were attributable to the large employer group operations acquired in the MMHD Acquisition. Management services revenue for these services was $61.2 million and $105.5 million for the year ended December 31, 1995 and the nine months ended September 30, 1996, respectively.

MARKET RESEARCH AND ADVERTISING

    WellPoint conducts market research and advertising programs to develop products and marketing techniques tailored to customer segments. WellPoint uses print and broadcast advertising to promote its health care plans. In addition, the Company engages in promotional activities with agents, brokers and consultants. WellPoint spent approximately $22.8 million, $21.2 million, $17.7 million and $14.1 million on advertising for the nine months ended September 30, 1996 and the years ended December 31, 1995, 1994 and 1993, respectively.

INFORMATION SYSTEMS

    The data processing systems used by the Company are designed to support customer service, health care cost and quality management and corporate management. The systems are supported by custom applications that were developed to meet the unique needs of the Company's customers and products. The Company is dependent upon this data processing system for electronic claims receipt, utilization management authorization processing, claims adjudication and payment, eligibility and billing processing and corporate accounting. In case of emergency, the Company has a disaster recovery plan and agreements for the transfer of its system and backed-up data to a computer in the midwestern United States that is capable of emergency backup processing on compatible equipment. WellPoint believes that its data processing capabilities are sufficient to meet the needs of its business, including projected growth, for the foreseeable future.

    The Company also uses a proprietary management information system, Executive Information System ("EIS"), that provides on-line access to operational, financial and clinical performance, utilization and other cost data, sales and revenue trends, health care cost trends and relative performance of the Company as compared to its competitors. Information gathered and processed by EIS is used by the Company to analyze costs and trends by business segment and to assist managers of the Company in making decisions concerning cost and utilization, customer service, enrollment, finances and administration.

COMPETITION

     The managed health care industry in California is competitive on both a regional and statewide basis. In addition, in recent months there has been a trend of increasing consolidation among both national and California-based health care companies, which may further increase competitive pressures. WellPoint competes with other companies that offer similar managed health care plans, some of which have greater resources than WellPoint. The large employer group market is especially competitive, as employers continue to demand increasing variety and flexibility from their health plans while trying to limit increases in premiums. Currently, WellPoint is a market leader in offering managed health care plans to individuals and small employer groups in California. The medical loss ratio attributed to WellPoint's individual and small group business is lower than that for its large employer group business. As a result, a larger portion of WellPoint's profitability is due to the individual and small group business. WellPoint has been experiencing increased competition in this market, which could adversely affect its medical loss ratio and future financial condition or results of operations.

    The markets in which the Company operates outside of California are also highly competitive. Because of the many different markets in which the Company now serves members, the Company faces unique competitive pressures in regional markets as well as on a national basis. The Company competes with other companies that offer similar managed health care plans as well as traditional indemnity insurance products. Many of these companies have greater financial and other resources than the Company and greater market share on either a regional or national basis. As the Company continues to geographically expand its operations, it will be subject to national competitive factors as well as unique competitive conditions which may affect the more localized markets in which the Company operates.

    In addition to rising health care costs and increased competition, legislation and regulatory initiatives will contribute to certain changes in the health care industry. See "-- Government Regulation." Although the effects of these activities cannot yet be determined, WellPoint remains committed to participate in the debate over health care reform and lead the industry in the restructuring of the health care system.

    WellPoint believes that the most significant factors in the selection of a managed health care plan by employers and individual members include price, the extent and depth of provider networks, flexibility and scope of benefits, quality of services, market presence, reputation (which may be affected by public rankings or accreditation by voluntary organizations such as the National Committee on Quality Assurance ("NCQA")) and financial stability. WellPoint believes that it competes effectively with respect to these factors.

GOVERNMENT REGULATION

California

    The Knox-Keene Act. WellPoint offers its managed health care services in California through subsidiaries, CaliforniaCare Health Plans ("CaliforniaCare"), WellPoint Dental Plan and WellPoint Pharmacy Plan, whose business is subject to regulation principally by the California Department of Corporations (the "DOC") under the Knox-Keene Health Care Service Plan Act of 1975 (the "Knox-Keene Act"). Under the Knox-Keene Act, WellPoint's managed health care plans are each subject to various minimum tangible net equity ("TNE"), deposit and other financial requirements. The ability of WellPoint to issue capital stock or to pay dividends, and of its subsidiaries to pay dividends or to diversify and implement changes in their products, and the ability to effect intercompany transactions, are also subject to DOC regulation. WellPoint must also file periodic financial reports with the DOC regarding its activities and is subject to periodic reviews of those activities by the DOC. In addition, WellPoint must obtain approval from the DOC for all of its forms of individual and group subscriber contracts. Any material modifications to the organization or operations of WellPoint are subject to prior review and approval by the DOC. The approval process can be lengthy and there is no certainty of approval by the DOC.

    Under the Knox-Keene Act, WellPoint's managed health care programs are also subject to extensive regulation by the DOC regarding minimum benefit and coverage levels, WellPoint's contractual and business relationships with health care providers, administrative capacity, marketing and advertising, procedures for quality assurance and subscriber and enrollee grievance resolution.

    DOI Regulation. The California Department of Insurance (the "DOI") regulates the insurance business, including the third party administrator and workers' compensation activities, conducted by BC Life & Health Insurance Company ("BC Life," formerly known as WellPoint Life Insurance Company) and UNICARE Insurance Company. BC Life and UNICARE Insurance Company are subject to various capital reserve and other financial requirements established by the California DOI. BC Life and UNICARE Insurance Company must also file periodic reports regarding their activities regulated by the California DOI and are subject to periodic reviews of those activities by the California DOI. BC Life must also obtain approval from the California DOI for all of its group insurance policies and certain aspects of its individual policies prior to issuing those policies. CIMS, which operates a general insurance agency, is also subject to regulation by the California DOI. Under such regulation, CIMS is required to be licensed by the California DOI and is prohibited from engaging in certain business practices. There can be no assurance that any future regulatory action by the California DOI will not have an adverse impact on the ability of BC Life, UNICARE Insurance Company and CIMS to conduct their business profitably.

    California Health Care Legislation. From time to time, new California legislation is enacted and regulatory interpretations are adopted that adversely affect WellPoint. For example, California's small group reform legislation requires that coverage be offered to certain small groups, limits rate increases, limits exclusions based on pre-existing conditions and imposes other requirements designed to increase the availability of coverage for small groups. In addition, California has adopted legislation that requires health care service plans and insurance carriers to provide additional benefits for individuals and small group members by limiting the application of preexisting condition limitations and waivers (temporary exclusions for individuals of specifically identified preexisting conditions). This legislation has resulted in increased claims expense for the Company. In addition, in 1996 WellPoint voluntarily removed certain temporary exclusions, including a temporary exclusion for maternity services which will likely result in increased claims expense for the Company. Further California legislation addresses the practice of "freezing," or discontinuing the offering of certain benefit plans, by health care service plans and insurance carriers. WellPoint has taken action to respond to and resolve certain member complaints relating to this legislation. There can be no assurance that compliance with the legislation discussed above will not adversely affect the financial condition or results of operations of WellPoint. The legislation described above and any similar legislation in California or other states may result in increased claims expense.

Federal

    Recent Federal Health Care Legislation. On August 21, 1996, the President signed into law the Health Insurance Portability and Accountability Act of 1996 (originally known in the Senate as the Kennedy-Kassebaum bill) ("HIPAA"). HIPAA imposes new obligations for issuers of health insurance coverage and health benefit plan sponsors. The insurance reform provisions of HIPAA become effective for "plan years" beginning July 1, 1997.

    HIPAA requires health plans in the small group market (50 or fewer employees) to accept every employer, employee and family member, subject to certain prescribed exceptions. Plans must apply any restriction uniformly and without regard to health status. HIPAA also guarantees the renewability of coverage, regardless of the health status of any member of a group. Access to coverage in the individual market is guaranteed to people who lose their group coverage (due to loss of employment, change of jobs or other reasons). Alternatively, states may develop programs to assure that comparable coverage is available to these people. The coverage will be available without regard to health status, and renewal will be guaranteed.

    HIPAA further prohibits health plans from establishing enrollment eligibility rules or premiums for individuals based on specified "health status" related factors. An exception to this policy of nondiscrimination is provided with respect to premium discounts or rebates, or modified copayments and deductibles related to health promotion and disease prevention programs.

    HIPAA provides parameters for the use of pre-existing condition limits by health plans. Plans may limit or exclude benefits for a pre-existing condition only if the exclusion is limited to 12 months for conditions diagnosed or treated in the previous six months. Insurers cannot impose new pre-existing condition exclusions for workers with previous coverage. HMOs only may use an affiliation period of up to two months. The pre-existing condition exclusion period is reduced or credited for each month of prior continuous coverage.

    On September 26, 1996 the President signed maternity length of stay and mental health parity benefits measures into law. The maternity stay provision requires insurers to cover the cost of a 48-hour hospital stay (96 hours following a Caesarian section). This measure does not mandate the length of hospital stays but requires that longer stays are covered if deemed necessary by a woman, her family and her physician. Health plans would be barred from offering financial incentives for early discharges. The mental health parity provision will require insurance plans that provide mental health benefits to set the same level of yearly and lifetime coverage for mental health benefits as for physical ones. The measures will take effect January 1, 1998. Approximately 30 states already guarantee minimum hospital stays for mothers and newborns. In many regions, the maternity length of stay provisions reflect the existing average length of stay. As a result of these factors and the significant time period before the measures take effect, it is unclear what implications, if any, these measures will have on WellPoint's operations.

    WellPoint intends to take action to bring its operations into compliance with the two new laws described above. There can be no assurance that compliance with this legislation will not adversely affect the operating results of WellPoint, and in particular, will not result in an increased claims expense for WellPoint.

    Medicare Legislation. WellPoint's health benefits programs include products that are marketed to Medicare beneficiaries as a supplement to their Medicare coverage. These products are subject to federal regulations that are directed toward providing Medicare supplement customers with standard minimum benefits and levels of coverage and full disclosure of the terms under which that coverage is provided, and toward assuring that fair sales practices are employed in the marketing of Medicare supplement coverage.

    WellPoint provides a senior plan product under a Medicare risk contract that is subject to regulation by HCFA. Under this contract and HCFA regulations, if WellPoint's premiums received for Medicare-covered health care services provided to senior plan Medicare members are more than the premiums received for the same health care services provided to non-senior plan members, then WellPoint must provide its senior plan members with additional benefits beyond those required by Medicare or reduce its premiums, or deductibles or co-payments, if any. WellPoint's senior plan is not permitted to account for more than one-half of WellPoint's total HMO members in each of WellPoint's geographic markets. HCFA has the right to audit HMOs operating under Medicare contracts to determine the quality of care being rendered and the degree of compliance with HCFA's contracts and regulations.

    Future Health Care Reform. A number of legislative proposals, including national health care reform, have been made at the Federal and state levels. Certain of these proposals would require all employers to purchase health care coverage for their employees, either from private providers or from a government-sponsored program that would also make available coverage to the uninsured or underinsured. Certain of these proposals would further prohibit exclusions or denials of coverage for pre-existing conditions, and would provide for "community rating" of risks. To help meet the needs of the uninsured, in 1994 WellPoint offered guaranteed coverage to individuals, including those with pre-existing conditions. To control medical costs, proposed legislation may also set or limit fees of health care providers, which may be established through a governmental board.

    WellPoint is unable to evaluate what legislation may be proposed and when or whether any legislation will be enacted and implemented. However, certain of the proposals, if adopted, could have a material adverse effect on WellPoint's financial condition or results of operations, while others, if adopted, could potentially benefit WellPoint's business. Although the effects of these activities cannot yet be determined, WellPoint remains committed to participate in the debate over health care reform and in the restructuring of the health care system.

Other States

    The Company's activities in other states are subject to state regulation applicable to the provision of health care services and the sale of traditional health indemnity and workers' compensation insurance. For instance, most of the products and plans offered by WellPoint in Texas are regulated by the Texas Department of Insurance. As a result of the MMHD Acquisition, the Company and certain of its subsidiaries are also subject to regulation by the DOI in the various states in which they conduct business. The Company believes it is in compliance in all material respects with all current state regulatory requirements applicable to its business as presently conducted. However, changes in government regulation policy could affect the level of services which the Company is required to provide or the rates which the Company can charge for its health care services. Such changes could adversely affect the financial condition or results of operations of WellPoint.

SERVICE MARKS

    "CaliforniaCare," "Prudent Buyer Plan" and "UNICARE" are registered service marks of WellPoint. In addition to these marks, WellPoint has filed for registration of and maintains several other service marks, trademarks and trade names at the Federal level and in California. WellPoint and CaliforniaCare are currently parties to license agreements with the Blue Cross / Blue Shield Association (the "BCBSA") which allow them to use the Blue Cross name and mark in California with respect to WellPoint's HMO and PPO network-based plans. The BCBSA is a national trade association of Blue Cross and Blue Shield licensees, the primary function of which is to promote the Blue Cross and Blue Shield names. Each licensee is an independent legal organization and is not responsible for the obligations of other BCBSA member organizations. A Blue Cross license requires payment of a fee to the BCBSA and compliance with various requirements established by the BCBSA, including the maintenance of a specified level (the "Minimum BCBSA Capital") of the BCBSA's base capital requirements. The failure to meet the Minimum BCBSA Capital requirements can subject the Company to certain corrective actions, while the failure to meet a lower specified level of capital can result in termination of the Company's license agreement with the BCBSA. WellPoint considers the licensed Blue Cross name and its registered service marks, trademarks and trade names important in the operation of its business.

EMPLOYEES

    At September 30, 1996, WellPoint and its subsidiaries employed approximately 6,600 people (not including the approximately 3,000 employees of the GBO Operations). Approximately 116 of the Company's employees are presently covered by a collective bargaining agreement with the Office and Professional Employees International Union, Local 29. WellPoint believes that its relations with its employees are good, and it has not experienced any work stoppages.

PROPERTIES

    Effective as of January 1, 1996, the lease for the Company's Woodland Hills, California headquarters facility was renegotiated to provide for a term expiring in December 2019 with two options to extend the term for up to two additional five-year terms. Rent expense under the new lease is anticipated to be approximately $5.3 million for calendar year 1996. The annual rent for 1995 was approximately $10.3 million, of which approximately $9.0 million was paid by WellPoint pursuant to the terms of an Administrative Services Agreement between WellPoint and BCC. In addition, the Company, as well as the GBO Operations, have offices in California and various other states.

LEGAL PROCEEDINGS

    NCQA Lawsuit. On October 20, 1995, a lawsuit was filed in the United States District Court for the District of Columbia by CaliforniaCare against the National Committee for Quality Assurance ("NCQA"). The NCQA is an organization that reviews and accredits HMOs and managed care plans and, in October 1995, NCQA denied accreditation to CaliforniaCare. CaliforniaCare's lawsuit alleges, among other things, that in its accreditation review of CaliforniaCare and in its subsequent decision to deny accreditation to CaliforniaCare, NCQA: (1) failed to follow its own policies, procedures and guidelines; (2) failed to afford CaliforniaCare fair and due process; (3) breached its contractual obligations with CaliforniaCare; and (4) that CaliforniaCare suffered substantial damage as a result of the denial of accreditation. The complaint seeks a declaratory judgement against NCQA, as well as a permanent injunction prohibiting NCQA from implementing, acting upon, or disseminating further its accreditation decision, and compensatory damages. CaliforniaCare and NCQA have been engaged since January 11, 1996 in court-ordered mediation in an attempt to resolve the lawsuit. On March 1, 1996, the Federal district court judge assigned to the case ordered the litigation "stayed" until September 30, 1996 (subsequently extended to December 16, 1996) while the parties continue to seek a resolution through mediation. As a result of this mediation, CaliforniaCare and NCQA have jointly agreed that NCQA will conduct another accreditation audit of CaliforniaCare. The on-site field work for this audit was completed in September 1996. The Company expects that NCQA will issue the final results of its review on or before December 31, 1996. There can be no assurances that CaliforniaCare will receive accreditation from NCQA. The failure to receive accreditation could have an adverse effect on the Company's competitive position. The management of CaliforniaCare continues to believe strongly in the merits of its original claims in this litigation and will decide on which action to take, if any, after completion of the mediation and re-auditing process.

    Stockholder Litigation. On March 29, 1995, a class action and derivative lawsuit, captioned Gollomp and Gover, et al, v. Schaeffer, Williams, Rich, Weinberg, et al., was filed in the Superior Court of the State of California, County of Los Angeles against Old WellPoint, its directors and BCC. The complaint alleged, among other things, that the directors breached their fiduciary duty to Old WellPoint's public stockholders by pursuing a business combination with Health Systems International, Inc. ("HSI") and allegedly rejecting certain other proposals without due consideration. The complaint sought, among other things, a declaration that the proposed business combination with HSI would be unfair, unjust and inequitable to WellPoint and its public stockholders, an injunction from proceeding with the business combination, actual and punitive damages and attorneys' fees. These claims were asserted on behalf of the members of the alleged class, and derivatively on behalf of WellPoint. On or about March 31, 1995, two additional class action and derivative lawsuits captioned Greenberg, et al. v. Schaeffer Williams, Rich, Weinberg, et al. and Freed, et al. v. Schaeffer Williams, Rich, Weinberg, et al., were filed. A fourth class action lawsuit, captioned Kaiser v. WellPoint Health Networks Inc., Blue Cross of California, et al., was filed in the Superior Court of the State of California, County of Los Angeles on April 14, 1995, and was served on WellPoint on May 16, 1995. The basic allegations of the Greenberg, the Freed and the Kaiser complaint were not materially different from those made in the Gollomp complaint.

    All class action claims asserted on behalf of WellPoint's public stockholders were dismissed on

August 10, 1995, leaving only claims asserted derivatively on behalf of WellPoint. On October 9, 1996, the settlement of the remaining claims asserted in the actions was approved by the court as fair, reasonable and adequate to WellPoint and its stockholders after notice to stockholders and the opportunity to object to its terms. On October 21, 1996 the court issued an order (i) extending the period for objections to the settlement to be filed until November 8, 1996 and (ii) setting a status conference regarding the proposed judgment for November 26, 1996. On November 26, 1996, the court approved the final settlement. See "B. Settlement of Shareholder Derivative Litigation" appearing earlier in this Current Report on Form 8-K.

    Miscellaneous Proceedings. WellPoint and certain of its subsidiaries are also parties to various legal proceedings, many of which involve claims for coverage encountered in the ordinary course of its business. WellPoint, like HMOs and health insurers generally, excludes certain health care services from coverage under its HMO, PPO and other plans. In the ordinary course of its business, WellPoint is subject to the claims of its enrollees arising out of decisions to restrict treatment or to restrict reimbursement for certain services. The loss of even one such claim, if it resulted in a significant punitive damage award, could have a material adverse effect on WellPoint. In addition, the risk of potential liability under punitive damage theories may increase significantly the difficulty of obtaining reasonable settlements of coverage claims. However, the financial and operational impact that such evolving theories of recovery will have on the managed care industry generally, or WellPoint in particular, is at present unknown.

    Certain of such legal proceedings are or may be covered under insurance policies or indemnification agreements. Based upon information presently available, the Company believes that the final outcome of all such proceedings should not have a material adverse effect upon WellPoint's results of operations or financial condition.

                         CAUTIONARY DISCLOSURE REGARDING
                           FORWARD-LOOKING STATEMENTS

     Certain statements contained in this Current Report on Form 8-K, such as statements concerning the Company's geographic expansion and other business strategies, the effect of recent health care reform legislation and small group membership growth and other statements contained herein regarding matters that are not historical facts, are forward-looking statements (as such term is defined in the Securities Exchange Act of 1934, as amended). Such statements involve a number of risks and uncertainties that may cause actual results to differ from those projected. Factors that can cause actual results to differ materially include, but are not limited to, those discussed in the section of the Company's Quarterly Reports on Form 10-Q entitled "External Influences Which May Impact Future Operations," the Company's 1995 Annual Report to Stockholders and in other documents filed from time to time with the Securities and Exchange Commission. Such factors also include those discussed under the section entitled "Risk Factors" in the Company's Registration Statement on Form S-3 (Registration No. 333-14885), which section is incorporated herein by this reference. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.

                                  EXHIBIT INDEX


     Exhibit No.     Description

     99.1 Subordinated Term Loan Agreement dated as of November 21, 1996 by and between the Company and Bank of America National Trust & Savings Association.